ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 19, 2013, is entered into by and among CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation (“US Seller”), and CHECKPOINT SYSTEMS CANADA, ULC, an Alberta corporation (“CAN Seller” and, together with US Seller, “Seller”) on the one hand, and CHECKVIEW INTERMEDIATE HOLDING II CORPORATION, a Delaware corporation (“US Purchaser”), on the other hand.  Upon the delivery to Seller of a “Counterpart Signature Page and Joinder Agreement” in the form attached to this Agreement, duly executed by a newly formed Nova Scotia corporation, such corporation (“CAN Purchaser”) shall become a party hereto for all purposes.  US Purchaser and CAN Purchaser are referred to herein together with US Purchaser as “Purchaser”).

RECITALS

WHEREAS, Seller is engaged through its CheckView Retail Security Systems Integration Business Division in the business of designing , delivering and servicing physical and electronic security solutions, fire and life safety alarm systems, intrusion alarm and access control systems, digital video solutions and central station monitoring for retail and residential customers located in the United States and Canada (the “Business”); provided, however that the term “Business” as used in this Agreement shall specifically not include Seller’s electronic article surveillance (“EAS”) businesses, high-theft solution products businesses (“Alpha”), apparel labeling solutions businesses (“ALS”) or its radio-frequency identification (“RFID”) businesses, all as conducted on the date hereof;

WHEREAS, US Seller wishes to sell and assign to US Purchaser, and US Purchaser wishes to purchase and assume from US Seller, substantially all of the assets and certain liabilities of the Business owned by US Seller, subject to the terms and conditions set forth herein; and

WHEREAS, CAN Seller wishes to sell and assign to CAN Purchaser, and CAN Purchaser wishes to purchase and assume from CAN Seller, substantially all of the assets and certain liabilities of the Business owned by CAN Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Adjusted Purchase Price” means the Purchase Price as adjusted by Section 2.06.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Items” means the constituent part of any line item on the Proposed Final Net Working Capital Worksheet with which Seller agrees.

“Agreement” has the meaning set forth in the preamble.

“Alpha” has the meaning set forth in the recitals.

“ALS” has the meaning set forth in the recitals.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Trademarks” has the meaning set forth in Section 3.02(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Automobile Lease” means that certain Wheels LT National Vehicle Leasing Lease dated June 24, 2011 between Wheels LT (“Automobile Lessor”) and Seller, as amended.

“Automobile Lease Closing Documents” means an assignment and assumption agreement between US Seller and Purchaser in a form reasonably acceptable to US Seller and Purchaser, pursuant to which US Seller has assigned to Purchaser and Purchaser has assumed from US Seller the individual car leases used by the Transferred Employees (“Individual Car Leases”), together with Automobile Lessor’s written consent to such assignment, and Automobile Lessor’s written agreement to unconditionally release US Seller from the Individual Car Leases under the Automobile Lease (collectively, the “Automobile Lease Assignment Agreement”).

“Automobile Lessor” has the meaning set forth in the definition of Automobile Lease.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(i).

“Bundled Contracts” has the meaning set forth in Section 2.08(a).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the Commonwealth of Pennsylvania or the State of New York are authorized or required by Law to be closed for business.

“CAN Assumed Liabilities” has the meaning set forth in Section 2.03.

“CAN Purchased Assets” has the meaning set forth in Section 2.01.

“CAN Transfer Taxes” has the meaning set forth in Section 6.13(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.06(c).

“Closing Date Working Capital Adjustment” has the meaning set forth in Section 2.06(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 8, 2012 between Platinum Equity Advisors, LLC and Imperial Capital, LLC on behalf of Seller.

“Contracts” means all legally binding contracts, leases, mortgages, hypothecs, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Data Room” means the electronic documentation site established by Merrill Corporation on behalf of Seller in connection with the transactions contemplated by this Agreement.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $”  means the lawful currency of the United States.

“EAS” has the meaning set forth in the recitals.

“Employees” has the meaning set forth in Section 4.15(a).

“Encumbrance” means any lien, pledge, mortgage, hypothec, deed of trust, security interest, charge, claim, easement, servitude, encroachment or other similar encumbrance.

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, clearance, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.06(b).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.06(b).

“Estimated Net Working Capital Worksheet” has the meaning set forth in Section 2.06(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded A/P” means those accounts payable of the Business that are as of the Closing Date in excess of 90 days from the document date of the products or services received or invoiced.

“Excluded A/R” means those accounts receivable of the Business that are as of the Closing Date in excess of 180 days from the due date of the invoice for the products or services provided.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Net Working Capital Amount” means the Net Working Capital of the Business as of Closing, as finally determined pursuant to Section 2.06.

“Final Net Working Capital Worksheet” has the meaning set forth in Section 2.06(d)(iv).

“Financial Statements” has the meaning set forth in Section 4.04.

“Fundamental Representations and Warranties” has the meaning set forth in Section 8.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, provincial, state, local or foreign government or political subdivision thereof, or any agency of such government or political subdivision, or any court, administrative or regulatory agency, department, commission or other governmental agency.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GST” has the meaning set forth in Section 6.13(b).

“GST Legislation” has the meaning set forth in Section 6.15(a).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means, without duplication, liability under or for any of the following: (a) any obligation Seller or its Affiliates for borrowed money and any accrued interest or prepayment premiums related thereto; (b) any payment obligation evidenced by a note, bond, debenture, mortgage, hypothec, indenture, deed of trust or similar instrument, or with respect to which there is any Lien on any of the Purchased Assets (other than a Permitted Lien); (c) any letter of credit, surety bond or other similar obligation; (d) any swap or hedging contract; (e) any lease required to be capitalized under GAAP; (f) the deferred purchase price for property or services (other than accounts payable incurred in the ordinary course of business consistent with past practice), or purchase money mortgage, hypothec, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement or similar obligation; (g) any receivables factoring or similar arrangements; (h) any checks-in-transit, liabilities for overdrafts, overcharges or returned checks of the Business as of the Closing Date; (i) any interest, fee, expense, prepayment premium, termination fee, penalty, cost or other amount payable in connection with any of the foregoing; and (j) any obligation in the nature of a guarantee or indemnity of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountant” has the meaning set forth in Section 2.06(d)(iii).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Assets” has the meaning set forth in Section 2.01(d).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Business.

“Inventory” has the meaning set forth in Section 2.01(b).

“IT” has the meaning set forth in Section 6.7.

“ITA” means the Income Tax Act (Canada) and its regulations thereunder.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge after due inquiry of Darren Nicholson, Tom Benyon, Cindy A. Smith, Chris Lechner, Kim McHugh, Sal Dona and Joe Driscoll.

“Landlord Releases” collectively means a written release by each landlord of Leased Real Property of Seller’s obligations under each Lease.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.09(b).

“Leases”  has the meaning set forth in Section 4.09(b).

“Loss” or “Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies, or securities, financial and/or credit markets in general; (ii) changes, conditions or circumstances that affect the industries in which the Business operates that do not disproportionately affect the Business; (iii) any change, effect or circumstance resulting from an action required by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; (v) conditions caused by changes in political conditions, acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God; or (vi) any failure by the Business to meet internal or published projections, forecasts or revenue or earning predictions for any period, it being understood that the facts and circumstances that resulted in such failure may be taken into account.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Net Working Capital” has the meaning set forth in Section 2.06(a).

“Notice of Objection” has the meaning set forth in Section 2.06(d)(ii).

“Open Orders” means all open orders for goods and services with customers of the Business, together with related purchase orders, contracts subcontracts and accounts receivable and credit support associated therewith.

“Net Working Capital” has the meaning set forth in Section 2.06(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, orders and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, servitudes, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and are not reasonably likely to have, an adverse impact on the assets, properties or operations of the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Proposed Final Net Working Capital Amount” has the meaning set forth in Section 2.06(c).

“Proposed Final Net Working Capital Worksheet” has the meaning set forth in Section 2.06(c).

“PST” has the meaning set forth in Section 6.13(b).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Benefit Plans” has the meaning set forth in Section 6.04(c).

“Purchaser Closing Certificate” has the meaning set forth in Section 7.02(d).

“Purchaser Indemnitees” means Purchaser.

“QST” has the meaning set forth in Section 6.13(b).

“QST Legislation” has the meaning set forth in Section 6.15(a).

“Qualified Benefit Plan” has the meaning set forth in Section 4.14(b).

“Registered Intellectual Property” means all Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, financing sources, counsel, accountants and other agents and independent contractors of such Person.

“Review Period” has the meaning set forth in Section 2.06(d).

“RFID” has the meaning set forth in the recitals.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.01(d).

“Seller Indemnitees” means Seller.

“Set-Up Costs” has the meaning set forth in Section 6.7.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Net Working Capital Amount” has the meaning set forth in Section 2.06(a).

“Taxes” means all federal, provincial, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, escheat or unclaimed property liability, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means May 27, 2013.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, each Assignment and Assumption of Lease, the Automobile Lease Closing Documents, the Assignment and Assumption of Trademarks, the Transition Services Agreement, the Landlord Releases, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transferred Employee” has the meaning set forth in Section 6.04(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vi).

“US Assumed Liabilities” has the meaning set forth in Section 2.03.

“US Purchased Assets” has the meaning set forth in Section 2.01.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, provincial, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, (x) US Seller shall sell, assign, transfer, convey and deliver to US Purchaser, and US Purchaser shall purchase from US Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of US Seller’s right, title and interest in, to and under the Purchased Assets (the “US Purchased Assets”) and (y) CAN Seller shall sell, assign, transfer, convey and deliver to CAN Purchaser, and CAN Purchaser shall purchase from CAN Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of CAN Seller’s right, title and interest in, to and under the Purchased Assets (the “CAN Purchased Assets”).  As used in the Agreement the “Purchased Assets” shall mean the following assets as they exist as of the close of business on the Closing Date:

(a) all accounts or notes receivable of the Business (whether billed or unbilled) other than the Excluded A/R;

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business, wherever located, including consigned inventory, in-transit inventory, inventory held on trucks, and returned goods inventory (“Inventory”);

(c) (i)   the Contracts listed and/or described on Section 2.01(c) of the Disclosure Schedules and that portion of all Bundled Contracts that relate to the Business to the extent such portion is assignable thereunder;

(ii)  the Leases set forth on Section 4.09(b) of the Disclosure Schedules, and

(iii)  the Intellectual Property Licenses set forth on Section 4.10(a) of the Disclosure Schedules (such Contracts (including the assignable portion of the Bundled Contracts referred to in the foregoing clause (i)), Leases and Intellectual Property License shall be collectively referred to as the “Assigned Contracts”);

(d) all Intellectual Property owned by such Seller and primarily used in connection with the Business, including the Registered Intellectual Property set forth on Section 4.10(a) of the Disclosure Schedules (the “Intellectual Property Assets”);

(e) all furniture, fixtures, equipment, supplies and other tangible personal property (i) located at the facilities listed in Section 2.01(e)(i) of the Disclosure Schedules or (ii) used in the Business and in the possession of Transferred Employees (collectively, the “Tangible Personal Property”);

(f) all Permits, including Environmental Permits, listed on Section 2.01(f) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(g) all prepaid expenses and other prepaid amounts, credits and advances of the Business (including vendor credits for returned products);

(h) all costs in excess of billings of the Business;

(i) all third party deposits, including without limitation trade, utilities and lease deposits of the Business;

(j) all of such Seller’s rights under warranties and all similar rights against third parties to the extent related to any Purchased Assets;

(k) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, sales material and records, strategic plans, marketing and promotional surveys, materials and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) (“Books and Records”), it being agreed that Seller may retain copies of the Books and Records following Closing;

(l) all other assets and rights listed on Section 2.01(l) of the Disclosure Schedules;

(m) any other assets, properties and rights that exist as of the Closing Date and exclusively relate to the Business; and

(n) all goodwill associated with any of the assets described in the foregoing provisions of this Section 2.01.

Section 2.02 Excluded Assets.  Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any assets or properties of Seller other than the Purchased Assets, and that all such other assets and properties shall be excluded from the Purchased Assets (such other assets and properties, collectively, the “Excluded Assets”).  For purposes of clarity, the following assets shall be Excluded Assets:

(a) all cash and cash equivalents, bank accounts and securities of Seller related to the Business, as well as the Excluded A/R;

(b) the Contracts related to the Business listed on Section 2.02(b) of the Disclosure Schedules;

(c) the Intellectual Property related to the Business listed on Section 2.02(c) of the Disclosure Schedules;

(d) all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees;

(e) all insurance policies of Seller related to the Business and all rights to applicable claims and proceeds thereunder;

(f) all Benefit Plans in which the Transferred Employees participated, the trusts or other assets attributable thereto, and the contracts associated therewith;

(g) any and all Tax assets (including duty and Tax refunds and prepayments) of Seller related to the operation of the Business;

(h) all rights related to the Business to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(i) the assets, properties and rights specifically set forth on Section 2.02(i) of the Disclosure Schedules; and

(j) the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, (x) US Purchaser shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of US Seller (the “US Assumed Liabilities”), and (y) CAN Purchaser shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of CAN Seller (the “CAN Assumed Liabilities”), in each of clause (x) and (y) as they exist as of the close of business on the Closing Date (collectively, the “Assumed Liabilities”):

(a) all trade accounts payable of the Business other than the Excluded A/P;

(b) all billings in excess of costs and deferred revenue of the Business;

(c) all liabilities for vacation pay and paid time off with respect to the Transferred Employees; and

(d) all executory obligations under all Open Orders and Assigned Contracts, including warranty obligations thereunder.

Section 2.04 Excluded Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of Seller of any kind, whether or not related to the Business (all such liabilities and obligations other than the Assumed Liabilities, the “Excluded Liabilities”).  The Excluded Liabilities include, without limitation, the following:

(a) any liabilities or obligations arising out of, relating to or beginning under Seller’s ownership or operation of the Business and the Purchased Assets through the Closing Date that are not expressly included as Assumed Liabilities;

(b) any liabilities or obligations relating to or arising out of the Excluded Assets;

(c) any liabilities or obligations for Taxes of Seller (other than Taxes allocated to Purchaser under Section 6.13) for any taxable period;

(d) except as specifically provided in Section 6.04, any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee on or prior to the Closing, (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date, (iii) liabilities and obligations under any Benefit Plan, and (iv) any Person who is not a Transferred Employee;

(e) all liabilities and obligations for Indebtedness, as well as the Excluded A/P;

(f) any inter-company liabilities or obligations between Seller and any of its Affiliates or between any of their respective divisions;

(g) any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

(h) any liabilities or obligations to Imperial Capital, LLC or any other broker, finder or investment banker engaged by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 2.05 Purchase Price.

(a) The purchase price for the Purchased Assets shall in the aggregate consist of:

(i)	the initial cash purchase price of Five Million Four Hundred Thousand Dollars ($5,400,000) (“Initial Cash Purchase Price”), as such amount may be adjusted as provided in Section 2.06, plus

(ii)	the assumption of the Assumed Liabilities.

(b) The Initial Cash Purchase Price shall be subject to adjustment as set forth in Section 2.06.  On the first Business Day after the Closing Date, US Purchaser and CAN Purchaser shall pay the Initial Cash Purchase Price, as adjusted pursuant to Section 2.06(b), by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser no later than two (2) Business Days prior to the Closing Date.  The Initial Cash Purchase Price shall be allocated between US Seller and CAN Seller in accordance with allocation provided for in Section 2.07.

Section 2.06 Purchase Price Adjustments.  The Initial Cash Purchase Price will be adjusted on the Closing Date and, if applicable, after the Closing Date based on the Net Working Capital of the Business as provided in this Section 2.06.

(a) Target Net Working Capital Amount.  The target Net Working Capital amount of the Business shall be Seventeen Million Eight Hundred Fifty Thousand Dollars ($17,850,000.00) (the “Target Net Working Capital Amount”).  The net working capital worksheet attached hereto as Schedule 2.06(a) sets forth a worksheet showing the method of calculation, in accordance with GAAP, of the Target Net Working Capital Amount, the Estimated Net Working Capital Amount and the Final Net Working Capital Amount.  “Net Working Capital” for the Business shall be determined by subtracting (i) the book value of the Assumed Liabilities from (ii) the book value of the current assets included in the Purchased Assets, in each case determined as of the close of business on Closing Date in accordance with GAAP, consistently applied.  No amount shall be included for federal, state, local or foreign income tax refunds or U.S. or Canadian federal, state, provincial, local or foreign income taxes payable (collectively, “Tax Items”) in the computation of Net Working Capital.

(b) Preparation of Estimated Closing Date Balance Sheet and the Closing Date Adjustment to Purchase Price.  No later than two (2) Business Days prior to the Closing Date, US Seller, acting on behalf of Seller, shall provide US Purchaser with: (i) an estimated Closing Date balance sheet of the Business (“Estimated Closing Date Balance Sheet”), (ii) an estimated Net Working Capital worksheet (“Estimated Net Working Capital Worksheet”), and (iii) an estimated Net Working Capital amount (“Estimated Net Working Capital Amount”) of the Business, each prepared as of the close of business on the Closing Date in accordance with GAAP, consistently applied.  The Estimated Closing Date Balance Sheet, the Estimated Net Working Capital Worksheet and the Estimated Net Working Capital Amount shall be prepared in a manner consistent with Schedule 2.06(a).  The Initial Cash Purchase Price shall be decreased in the event that the Estimated Net Working Capital Amount is less than the Target Net Working Capital Amount and, in that event, by an amount equal thereto.  In the event that the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, there shall be no adjustment in the Initial Cash Purchase Price.  Any decrease to the Purchase Price to be paid at Closing under this Section 2.06(b) shall be referred to as the (“Closing Date Working Capital Adjustment”).  If there is a Closing Date Working Capital Adjustment, then, for the purposes of the calculations required under Section 2.06(e), the Target Net Working Capital Amount shall be reduced by the amount of such Closing Date Working Capital Adjustment.

(c) Preparation of Closing Date Balance Sheet and Proposed Final Net Working Capital Amount.  Within sixty (60) days of the Closing Date, US Seller, acting on behalf of Seller for all purposes under this Section 2.06, will prepare, at the expense of Seller, (i) a Closing Date balance sheet of the Business, prepared in accordance with GAAP consistently applied and utilizing the same principles, practices and policies of Seller as those used in preparing the Estimated Closing Date Balance Sheet (“Closing Date Balance Sheet”) and (ii) a proposed Net Working Capital worksheet (“Proposed Final Net Working Capital Worksheet”) showing the “Proposed Final Net Working Capital Amount”, each as of the Closing Date, and the Proposed Final Net Working Capital Worksheet shall be prepared in accordance with GAAP, consistently applied, and, to the extent consistent with GAAP, in a manner consistent with Schedule 2.06(a).  US Seller shall deliver the Closing Date Balance Sheet and the Proposed Final Net Working Capital Worksheet to US Purchaser for review.

(d) Purchaser Review.  Following the receipt of the Closing Date Balance Sheet, the Proposed Final Net Working Capital Worksheet and the Proposed Final Net Working Capital Amount by US Purchaser, US Purchaser, acting on behalf of Purchaser for all purposes under this Section 2.06, shall have a period of the longer of sixty (60) days from such receipt or ninety (90) days following the Closing Date to review the Closing Date Balance Sheet, the Proposed Final Net Working Capital Worksheet and the calculation of Proposed Final Net Working Capital Amount (the “Review Period”).  During the Review Period, US Purchaser and its attorneys and accountants will have the right to review the work papers utilized by Seller in the preparation of the Closing Date Balance Sheet and the Proposed Final Net Working Capital Worksheet.  The Review Period shall be extended for any period during which Seller denies US Purchaser or its attorneys or accountants review of Seller’s work papers.

(i) Agreement With Proposed Final Net Working Capital Amount.  In the event US Purchaser agrees with the calculation of Proposed Final Net Working Capital Amount as set forth on the Proposed Final Net Working Capital Worksheet prepared by US Seller, US Purchaser shall notify US Seller in writing before the expiration of the Review Period.  Upon US Seller’s receipt of such notice, the Proposed Final Net Working Capital Amount shall be deemed to be the Final Net Working Capital Amount and the Purchase Price shall be adjusted in accordance with Section 2.06(e).  In such event, the Proposed Final Net Working Capital Worksheet provided by US Seller shall be attached to this Agreement as Schedule 2.06(d).

(ii) Disagreement With Proposed Final Net Working Capital Amount.  In the event US Purchaser disagrees with the calculation of the Proposed Final Net Working Capital Amount as set forth on the Proposed Final Net Working Capital Worksheet prepared by US Seller, US Purchaser shall submit a notice of objection (“Notice of Objection”) to US Seller in writing before the expiration of the Review Period setting forth US Purchaser’s objections thereto in reasonable detail.  If US Purchaser does not submit a Notice of Objection to US Seller before the close of business on the last day of the Review Period (or is such day is not a Business Day, as of the close of business on the first Business Day thereafter), US Seller’s calculation of the Proposed Final Net Working Capital Amount shall be deemed to be the Final Net Working Capital Amount, and the Purchase Price shall be adjusted in accordance with Section 2.06(e).  In such event, the Proposed Final Net Working Capital Worksheet provided by US Seller shall be attached to this Agreement as Schedule 2.06(d).

(iii) Good Faith Efforts to Resolve Disagreements.  During the thirty (30) day period following the delivery of a Notice of Objection, US Seller and US Purchaser shall use good faith efforts to reach agreement on the Final Net Working Capital Amount.  In the event that US Purchaser and US Seller are unable to reach an agreement on the Final Net Working Capital Amount at the conclusion of such period, their disagreements shall be promptly referred to an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by US Seller and US Purchaser (“Independent Accountant”), who shall determine the Final Net Working Capital Amount.  In the event that the Independent Accountant shall resign or be unable to act, the parties shall select a mutually agreeable successor Independent Accountant within thirty (30) days thereafter.  The costs and expenses of the Independent Accountant, and the cost of the selection of a successor Independent Account, if applicable, shall be borne equally by Seller and Purchaser.

(iv) Review by Independent Accountant.  The Independent Accountant shall act as an arbitrator and not as an auditor.  The Independent Accountant shall be directed to resolve the disagreements between US Seller and US Purchaser and, as soon as practicable following the referral to the Independent Accountant, shall prepare and deliver to US Seller and US Purchaser a Net Working Capital worksheet of the Business as of Closing (the “Independent Net Working Capital Worksheet”) setting forth the Independent Accountant’s calculation of the Final Net Working Capital Amount based thereon (which may not be greater than the amount proposed by US Seller or less than the amount proposed by US Purchaser).  The Independent Net Working Capital Worksheet shall be attached to this Agreement as Schedule 2.06(d).  The calculation of the Final Net Working Capital Amount by the Independent Accountant shall be final and binding on the parties, and the Purchase Price shall be adjusted in accordance with Section 2.06(e).

(e) Adjustment to Purchase Price.  Within five (5) days after the determination of the Final Net Working Capital Amount in accordance with Section 2.06(c) or Section 2.06(d), the Purchase Price shall be adjusted as follows:

(i) If after giving effect to the Closing Date Working Capital Adjustment, the comparison of the Target Net Working Capital Amount (as adjusted, if applicable pursuant to the final sentence of Section 2.06(b)) and the Final Net Working Capital Amount requires a payment by Seller to Purchaser, Seller shall make such payment to Purchaser within five (5) Business Days after receipt of written demand by Purchaser.

(ii) If after giving effect to the Closing Date Working Capital Adjustment, the comparison of the Target Net Working Capital (as adjusted, if applicable pursuant to the final sentence of Section 2.06(b)) and the Final Net Working Capital Amount requires a payment by Purchaser to Seller, Purchaser shall make such payment to Seller within five (5) Business Days from written demand by Seller.

(iii) Any amounts to be paid by Seller to Purchaser or by Purchaser to Seller under this Section 2.06(e) shall be treated by the parties hereto as adjustments to the Purchase Price for all purposes, with the proportion thereof to be allocated to the Purchased Assets sold by US Seller and purchased by US Purchaser on the one hand and to the Purchased Assets sold by CAN Seller and purchased by CAN Purchaser on the other hand to be as may be reasonably determined in good faith by the parties hereto, taking into account the nature, components and relevant jurisdictions of the assets and liabilities comprising the Final Net Working Capital Amount, as compared to the Target Net Working Capital Amount, that resulted in the adjustment.

Section 2.07 Allocation of Purchase Price. Seller and Purchaser agree that the Purchase Price and the amount of the Assumed Liabilities shall be allocated to the various assets comprising the Purchased Assets and to the respective jurisdictions (i.e., United States vs. Canada), for all purposes (including Tax and financial accounting purposes) in a manner consistent with the allocation schedule and principles set forth on Exhibit 2.07 attached hereto, with such modifications thereto as are mutually agreed upon in writing by Purchaser and Seller.  Seller and Purchaser acknowledge that such allocation is intended to comply with the requirements of Section 1060 of the Code, shall be binding upon the parties for all applicable U.S. or Canadian federal, state, provincial, local and foreign tax purposes and shall be used by CAN Seller to determine the applicable CAN Transfer Taxes.  Seller and Purchaser covenant and agree to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all tax returns filed by either of them subsequent to the Closing Date and not to take voluntarily any inconsistent position therewith in any administrative or judicial proceeding relating to such returns, except if, in the opinion of counsel reasonably acceptable to the other party, there has been a change in applicable law since the Closing Date.  Seller and Purchaser shall exchange mutually acceptable completed IRS Forms 8594 (including any Supplemental IRS Forms 8594 that they mutually deem necessary to reflect adjustments to the Purchase Price and to the amount of Assumed Liabilities), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.  Notwithstanding the foregoing, the parties agree that none of the Purchase Price is allocated to a restrictive covenant in Canada.

Section 2.08 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08 and without limiting the provisions of Section 7.01(g), to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Purchaser of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement and the closing of the transactions contemplated hereby shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.  Following the Closing and except for customer contracts (other than bundled Contracts that relate to both the Business and Seller’s EAS or other businesses (“Bundled Contracts”)) or vendor contracts of the Business, Seller and Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver that is material to the Business, or any release, substitution or amendment required to novate all liabilities and obligations under any and all material Assigned Contracts, Bundled Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, the applicable Purchaser shall be solely responsible for such liabilities and obligations from and after the Closing Date.  Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the applicable Seller shall sell, assign, transfer, convey and deliver to the applicable Purchaser the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.13.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Purchaser following the Closing pursuant to Section 2.08(a), Purchaser and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to the applicable Purchaser as of the Closing and the performance by the applicable Purchaser of its obligations with respect thereto.  The applicable Purchaser shall, as agent or subcontractor for the applicable Seller pay, perform and discharge fully the liabilities and obligations of the applicable Seller thereunder from and after the Closing Date.  To the extent permitted under applicable Law, the applicable Seller shall, at the applicable Purchaser’s expense, hold in trust for and pay to the applicable Purchaser promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.08.  Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.  Notwithstanding anything herein to the contrary, the provisions of this Section 2.08 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.06.

ARTICLE III

Closing

Section 3.01 Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed counterparts of the Transaction Documents on the later to occur of April 28, 2013 and the last day of the first fiscal month of the Business in which all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) at least two Business Days prior to such last day of such fiscal month (with the understanding that May 26, 2013 is the last day of the next fiscal month after the fiscal month ending on April 28, 2013), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Purchaser the following:

(i) a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by US Seller, transferring the Tangible Personal Property owned by US Seller included in the Purchased Assets to US Purchaser, and a Bill of Sale duly executed by CAN Seller, transferring the Tangible Personal Property owned by CAN Seller included in the Purchased Assets to CAN Purchaser;

(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by US Seller, effecting the assignment to and assumption by US Purchaser of the intangible Purchased Assets and the Assumed Liabilities owned by US Seller, and an Assignment and Assumption Agreement duly executed by CAN Seller, effecting the assignment to and assumption by CAN Purchaser of the intangible Purchased Assets and the Assumed Liabilities owned by CAN Seller;

(iii) with respect to each Lease, an Assignment and Assumption of Lease in the form of Exhibit C (each, an “Assignment and Assumption of Lease”), duly executed by US Seller and, if necessary, US Seller’s signature shall be witnessed and/or notarized;

(iv) an Assignment and Assumption of Trademarks in the form of Exhibit D (the “Assignment and Assumption of Trademarks”), duly executed by the applicable Seller, and, if necessary, the applicable Seller’s signature shall be witnessed and notarized;

(v) the Automobile Lease Assignment Agreement duly executed by US Seller;

(vi) a Transition Services Agreement in the form of Exhibit E (the “Transition Services Agreement”), duly executed by Seller;

(vii) the election referred to in Section 6.15(c) duly executed by CAN Seller;

(viii) the Seller Closing Certificate; and

(ix) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement (including, evidence of the release of the security interest and termination of the trademark assignment in favor of the lender referred to in Section 4.07 of the Disclosure Schedules).

(b) At the Closing, Purchaser shall deliver to Seller the following:

(i) a letter, signed by an officer of US Purchaser and an officer of CAN Purchaser, confirming that US Purchaser and CAN Purchaser will pay the Initial Cash Purchase Price, as adjusted pursuant to Section 2.06(b), by wire transfer of immediately available funds on the first Business Day after the Closing Date as required by Section 2.05(b);

(ii) an Assignment and Assumption Agreement duly executed by US Purchaser and an Assignment and Assumption Agreement duly executed by CAN Purchaser;

(iii) with respect to each Lease, an Assignment and Assumption of Lease duly executed by US Purchaser and, if necessary, Purchaser’s signature shall be witnessed and/or notarized;

(iv) the Automobile Lease Assignment Agreement duly executed by US Purchaser;

(v) the Assignment and Assumption of Trademarks, duly executed by the applicable Purchaser, and the applicable Purchaser’s signature shall be witnessed and notarized;

(vi) the Transition Services Agreement duly executed by Purchaser;

(vii) the election referred to in Section 6.15(c) duly executed by CAN Purchaser; and

(viii) the Purchaser Closing Certificate.

ARTICLE IV

Representations and warranties of seller

Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date hereof, or if a representation or warranty contained in this Article IV is made of a specified date, as of such specified date.

Section 4.01 Organization and Qualification of Seller. US Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. CAN Seller is a Canadian corporation, duly organized, validly existing and in good standing under the Laws of Alberta. Seller has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Articles of Incorporation or bylaws (or equivalent constituting documents) of Seller; (b) result in a material violation or breach of any provision of any Law applicable to Seller, the Business or the Purchased Assets or a violation or breach of any Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default under or result in the acceleration of, any Material Contract.  No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required and as set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04 Financial Statements.  Copies of the internally-prepared, consolidated financial statements of the Business consisting of the balance sheets of the Business as at December 26, 2010, December 25, 2011 and December 30, 2012 and the related income statements for the years then ended, and internally-prepared, consolidated balance sheets at January 31, 2013 and the related income statements for the one month period then ended (collectively, the “Financial Statements”), have been delivered or made available to Purchaser.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments and the absence of notes.  Except as set forth on Section 4.04 of the Disclosure Schedules, the Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.

Section 4.05 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.05 of the Disclosure Schedules, from December 30, 2012 until the date of this Agreement, Seller has operated the Business in the ordinary course of business.  Without limiting the foregoing sentence, except as expressly contemplated by this Agreement or as set forth on Section 4.05 of the Disclosure Schedules, since December 30, 2012, Seller has not, with respect to the Business:

(a) Experienced any event, occurrence or development that has had or would reasonably be anticipated to have a Material Adverse Effect;

(b) sold or otherwise disposed of any of the assets of the Business shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business and except for any assets having an aggregate value of less than $20,000;

(c) cancelled any debts or claims or amended, terminated or waived any rights constituting Purchased Assets, except in the ordinary course of business;

(d) incurred capital expenditures in an aggregate amount exceeding $20,000 that would constitute an Assumed Liability;

(e) imposed any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(f) increased the compensation or benefits of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(g) adopted, terminated, amended or modified any Benefit Plan affecting any Transferred Employee;

(h) accelerated the time of collection of or granted any offset, counterclaim or discount against any accounts receivable, materially extended the time of payment of any accounts payable;

(i) made any change in, accounting, marketing or pricing methods, principles or practices or any method of calculating any bad debt, contingency or other reserve for accounting, or financial reporting, in excess of $50,000 in the aggregate; or

(j) entered into any agreement to do any of the foregoing.

Section 4.06 Material Contracts.

(a) Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.09(b) of the Disclosure Schedules and all Intellectual Property Licenses listed in Section 4.10(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) all material vendor contracts of the Business;

(ii) the top fifteen (15) monitoring Contracts of the Business measured by annual revenue for fiscal year 2012, and the top ten (10) servicing Contracts of the Business measured by annual revenue for fiscal year 2012;

(iii) all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $20,000;

(iv) all employment agreements with any Transferred Employee;

(v) all Contracts that contain noncompetition provisions or restrictive covenants that would in any way limit the ability of the Business to compete with any other Person;

(vi) all Contracts that provide for an exclusive relationship with any customer or supplier; and

(vii) all joint venture, partnership or similar agreements of Seller relating to the Business.

(b) Except as set forth on Section 4.06(b) of the Disclosure Schedules:  (i) Seller is not in material breach of, or default under, any Material Contract; (ii) to the Seller’s Knowledge, no third party is in material breach or default under any Material Contract; and (iii) there exists no event or condition which, with the giving of notice, the lapse of time, or both, would (W) become a material breach or default under any Material Contract on the part of Seller, (X) to Seller’s Knowledge, on the part of any other party thereto, give any person the right to declare a default under a Material Contract, (Y) give any person the right to accelerate the maturity or performance of a Material Contract, or (Z) give any person the right to cancel, terminate or modify any Material Contract.

Section 4.07 Title to the Purchased Assets. Except as set forth in Section 4.07 of the Disclosure Schedules, the applicable Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.08 Sufficiency of Assets. Except as set forth in Section 4.08 of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  The Tangible Personal Property included in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 4.09 Real Property

(a) Seller owns no real property used in connection with the Business.

(b) Section 4.09(b) of the Disclosure Schedules sets forth all real property leased by Seller and used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”).  With respect to the Leased Real Property to be assumed by Purchaser, Seller has delivered or made available to Purchaser copies of the Leases, including all written modifications, extensions or amendments thereto.

(c) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated.  Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) Except as set forth in Section 4.09(d) of the Disclosure Schedules, there are no third parties other than Seller (in connection with the operation of the Business) in possession of any material portion of the Leased Real Property, and there are no leases, subleases, licenses, concessions or other contracts granting to any third party or parties (or business units of Seller other than the Business) the right of use or occupancy of any material portion of the Leased Real Property.  Except as set forth in Section 4.09(d) of the Disclosure Schedules, Seller does not in the operation of the Business occupy or otherwise use any real property other than the Leased Real Property.

(e) The use of the Leased Real Property by the Business is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications.  All of the buildings, structures and other improvements located at each Real Property are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used.  Seller has not received any written or, to the Knowledge of Seller, oral notice that any improvements situated in whole or in part at the Real Property are not in material compliance with all applicable Laws.  There are no material maintenance expenditures with respect to the Leased Real Property or the improvements thereon that have been deferred or that would be reasonably expected to be incurred following the Closing.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules lists all Registered Intellectual Property and Intellectual Property Licenses.  Except as set forth in Section 4.10(a) of the Disclosure Schedules, Seller owns or has the right to use all Intellectual Property necessary to conduct the Business as currently conducted.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules: (i) Seller’s conduct of the Business as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person; and (ii) to Seller’s Knowledge, no Person is infringing, violating, diluting or misappropriating any Intellectual Property Assets.  Except as set forth in Section 4.10(b) of the Disclosure Schedules, Seller has not received any written or, to the Knowledge of Seller, oral, notice that Seller is infringing, violating, diluting or misappropriating any Intellectual Property of any Person in connection with the Business.

Section 4.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller or its Affiliates relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.12 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, Seller is in material compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets (each of which is disclosed in Section 4.12(b) of the Disclosure Schedules) have been obtained by Seller and are valid and in full force and effect.

(c) Neither Seller nor any of its Affiliates, acting on behalf of the Business, nor to the Knowledge of Seller, any other Person acting on behalf of or with respect to the Business, (i) is currently making, or has made or agreed to make (or encouraged any third party to make), directly or indirectly, any contribution, payment or gift of money or anything of value to (A) any government official, employee or agent where either the contribution, payment or gift was or would be illegal under the Laws of any Governmental Authority or (B) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority; (ii) has paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which relates to the assets, business or operations of the Business, and which was illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction, (iii) has made, or is currently making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds, in each case, in violation of any law, rule or regulation; or (iv) is or has been under any administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the Business.

(d) None of the representations and warranties in this Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.13).

Section 4.13 Environmental Matters.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedules, the operation of the Business by Seller are in material compliance with all Environmental Laws.  Seller has not received from any Person, with respect to the Business, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 4.13(b) of the Disclosure Schedules, Seller has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Section 4.13(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedules, there has been no material Release of Hazardous Materials by Seller in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Leased Real Property, and Seller has not received any Environmental Notice that the Business or any of the Purchased Assets or Leased Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(d) Seller has previously delivered to Purchaser or made available to Purchaser in the Data Room any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Leased Real Property which are in the possession or control of Seller.

Section 4.14 Employee Benefit Matters.

(a) Section 4.14(a) of the Disclosure Schedules contains a list, by jurisdiction (i.e., United States vs. Canada), of each material employee benefit plan (as defined in Section 3(3) of ERISA) and each other benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, termination, retention, deferred compensation, pension, retirement savings, retiree medical, disability and life insurance, supplemental retirement, profit sharing, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability (as listed on Section 4.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).  Seller has furnished Purchaser with a true and complete copy of the summary plan description and summary of material modifications for each Benefit Plan and the most recently received Internal Revenue Service determination letter for each Benefit Plan intended to qualify under ERISA or the Code.

(b) Each Benefit Plan is in material compliance with all terms and requirements of all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder) with respect to the Transferred Employees.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 4.14(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.  No Benefit Plan is a pension, registered pension or multiemployer plan subject to pension Laws in Canada.

(d) Except as set forth in Section 4.14(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 4.14(e) of the Disclosure Schedules, no Benefit Plan exists that will: (i) result in the payment to any Employee, director or consultant of the Business of a material amount of money or other property; or (ii) accelerate the vesting of or provide any material additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.15 Employment Matters.

(a) Section 4.15(a) of the Disclosure Schedules sets forth a complete list of the employees of the Business as of the date of this Agreement (the “Employees”), as well as each Employee’s (i) title, (ii) current compensation, including base salary, bonuses for the most recent year, commissions for the most recent year and incentive compensation targets for 2013, (iii) date of hire, (iv) location, (v) status (i.e., full time, part time, leave of absence, etc.) and (vi) classification (i.e., exempt or non-exempt).

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedules, Seller is not a party to or bound by any collective bargaining or other agreement with a labor organization or labor union representing any of the Employees or with any employee association in respect of the Business or the Employees.  Since January 1, 2010, there has not been, nor, to Seller’s Knowledge, has there been any written threat of, any strike, slowdown, work stoppage, lockout, efforts to form a union or otherwise engage in collective bargaining or other similar labor activity or dispute affecting the Business.

(c) Seller is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, labor standards, equal employment opportunities, fair employment practices, employment discrimination, pay equity, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, eligibility for and payment of overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, plant closing and employee layoffs and unemployment insurance, to the extent they relate to the Employees.

(d) Except as set forth in Section 4.15(d) of the Disclosure Schedules, there are no actions, suits, claims, investigations, or other legal proceedings against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Business.

(e) To the Knowledge of Seller, (i) each Employee working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States and (ii) each Employee working in Canada is a Canadian citizen or has a current and valid work permit or otherwise has the lawful right to work in Canada.  The Business has in its files a Form I-9 that, to the Knowledge of Seller, was completed in accordance with all applicable Laws for each Employee working in the United States for whom such form is required under applicable Law.  The Business has in its files a valid Labour Market Opinion that, to the Knowledge of Seller, was completed in accordance with all applicable Laws for each Employee working in Canada for whom such form is required under applicable Law.

(f) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, orders or other amounts due or owing pursuant to any workers’ compensation legislation and Seller has not been reassessed in any material respect under such legislation since January 1, 2010.  To the Knowledge of Seller, no audit is currently being performed pursuant to any applicable workers’ compensation or workplace safety legislation with respect to the Business or the Employees.

Section 4.16 Taxes.

(a) Except as set forth in Section 4.16 of the Disclosure Schedules, Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the operation of the Business or for the remittance of other person's Taxes which are legally required to be remitted by Seller required to be filed by Seller and has paid or remitted all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return relating to the Business other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) There are no audits, controversies or claims by any taxing authorities pending or, to Seller’s Knowledge, threatened against Seller with respect to the Business or the Purchased Assets.  To Seller’s Knowledge, there are no tax liens (other than liens for current taxes not yet due and payable) on the Purchased Assets.

(c) CAN Seller is not a non-resident of Canada for purposes of the ITA.  Each of the US Purchased Assets sold by US Seller is not a taxable Canadian property for purposes of the ITA.

Section 4.17 Accounts Receivable.  All billed and unbilled accounts receivable of the Business constituting Purchased Assets as of the date hereof arose and as of Closing shall have arisen from bona fide transactions in the ordinary course of business and are not subject to any defenses, set-offs, or counterclaims.

Section 4.18 Inventory.  Seller’s Inventory constituting Purchased Assets consist of items that are of a quality usable and, in case of finished goods inventory, salable in the ordinary course of business of the Business, subject to the inventory reserve set forth on the most recent balance sheet included in the Financial Statements.

Section 4.19 Brokers.  Except for Imperial Capital, LLC (whose fees and expenses are the sole responsibility of Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.20 Customers and Suppliers.

(a) Section 4.20(a) of the Disclosure Schedules lists the fifteen (15) largest customers of the Business measured by annual revenue for fiscal year 2012.  Except as set forth in Section 4.20(a) of the Disclosure Schedules, no customer required to be listed on Section 4.20(a) of the Disclosure Schedules has notified Seller that such customer intends to, or is considering a decision to,  terminate or materially reduce its relationship with the Business or materially decrease the price it pays for or otherwise materially change the terms on which it purchases, goods or services from the Business.

(b) Section 4.20(b) of the Disclosure Schedules lists the ten (10) largest suppliers (other than software vendors) of materials, products or services to the Business, measured by annual sales to the Business for fiscal year 2012.  No supplier required to be listed on Section 4.20(b) of the Disclosure Schedules has notified Seller that such supplier intends to, or is considering a decision to, stop, or materially reduce its relationship with the Business or materially increase the price it pays for, or otherwise materially change the payment or other terms on which it provides, goods or services to the Business.

(c) Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no material pending disputes with any material customer of the Business or any material supplier to the Business.

Section 4.21 Deposits, Guarantees and Other Credit Supports.  Section 4.21 of the Disclosure Schedules lists all arrangements pursuant to which Seller or any of Affiliate of Seller has issued any guarantee, credit support, letter of credit, bond, cash deposit or similar arrangement in order to support or facilitate the Business.

Section 4.22 Affiliate and Related Party Transactions.  Section 4.22 of the Disclosure Schedules sets forth a complete list and description of all transactions and agreements between the Business on the one hand and any other business units of Seller or any Affiliates of Seller, on the other hand.  All such transactions and agreements have been entered into in the ordinary course of business and contain terms no less favorable to the Business than would have been received in an arms-length transaction.  No employee, officer, or director of or consultant to Seller or any of its Affiliates, or member of his or her immediate family, has any cause of action or other claim whatsoever against, or is indebted to Seller or any of its Affiliates (with respect to the Business), nor does Seller or any of its Affiliates (with respect to the Business) have any cause of action or other claim whatsoever against, or owe any indebtedness (or are committed to make loans or extend or guarantee credit) to any of them, other than: (i) for payment of salary or fees (in the case of consultants) for services rendered; (ii) reimbursement for reasonable expenses incurred; and (iii) for other standard employee benefits made generally available to all employees.  None of such Persons has any direct or indirect ownership interest in any firm or corporation with which Seller or any of its Affiliates are affiliated or with which Seller or any of its Affiliates (in each case with respect to the Business) has a business relationship, or any firm or corporation that competes with the Business, or is an officer, director, employee or consultant of any Person which is a competitor of the Business, or owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property used in the conduct of the Business.  No member of the immediate family of any officer or director of Seller or any of its Affiliates is directly or indirectly interested in any material agreement, contract or commitment with the Business.

Section 4.23 No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV (including the corresponding portions of the Disclosure Schedules), Seller makes no other express or implied representation or warranty, either written or oral, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Business and/or any of the Purchased Assets furnished or made available to Purchaser and its Representatives (including the Confidential Information Memorandum prepared by Imperial Capital, LLC dated October 2012 and any information, documents or material delivered to Purchaser or made available to Purchaser in the Data Room, in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

Representations and warranties of Purchaser

Purchaser represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof, or if a representation or warranty contained in this Article V is made of a specified date, as of such specified date.

Section 5.01 Organization and Authority of Purchaser. US Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  CAN Purchaser is a company duly organized, validly existing and in good standing under the Laws of Nova Scotia.

Section 5.02 Authority of Purchaser. Purchaser has all necessary corporate or company, as applicable, power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or company, as applicable, action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws, or equivalent constitutive documents, as applicable, of Purchaser; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice (other than a Notice of Investment under the Investment Canada Act (Canada)) or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Purchaser is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such filings, consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

Section 5.05 Sufficiency of Funds.  Purchaser will have at Closing sufficient cash on hand to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, Leased Real Property, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including corresponding portions of the Disclosure Schedules).

ARTICLE VI

Covenants

Section 6.01 Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business; (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization and operations and to preserve the rights, franchises, goodwill and relationships of the Employees, customers, lenders, suppliers, and regulators of the Business (including, without limitation, continuing to maintain and renew or extend any Permits necessary to conduct the Business); provided, however, that Seller shall not be required to take any action or be prohibited from taking any action prior to Closing if Seller is reasonably advised by counsel that such action or inaction likely violates any Law; and (c) not, and shall cause its Affiliates not to (in each case with respect to the Purchased Assets, the Assumed Liabilities and/or the Business), do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a) take any action, or omit to take any action, that would result in a misrepresentation or a breach, or that would otherwise require disclosure, under the provisions of Section 4.05 were such action or omission to have occurred prior to the date hereof;

(b) acquire an interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or purchase, lease or otherwise acquire any material property or assets, in each case to the extent involving any Purchased Assets or Assumed Liabilities;

(c) fail to make any scheduled, required or reasonably necessary operations maintenance or capital expenditure;

(d) adopt or amend any employee benefit plan or enter into, adopt, extend, renew or amend any Contract (or announce any of the foregoing) with any labor organization, union or association, except in each case as required by applicable Law;

(e) enter into any agreement not in the ordinary course of business consistent with past practice;

(f) settle any mediation, arbitration, litigation or material dispute;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or

(h) authorize, approve, announce, commit to or agree to take any of the foregoing actions.

Section 6.02 Access to Information.  From the date hereof until the Closing, Seller shall (a) afford Purchaser and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business and to facilitate transition planning; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to reasonably cooperate with Purchaser in its investigation of and transition planning for the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller and in no event less than twenty-four (24) hours’ notice, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller.  All requests by Purchaser for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Bryan T. R. Rowland, Esq. or such other individuals as Seller may designate in writing from time to time.  The parties acknowledge that it shall be reasonable, and not interfering with the conduct of the Business or any other businesses of Seller, for Purchaser to identify up to five of Purchaser’s Representatives to work closely with Seller and the Business and to facilitate the design and implementation of the transition of the Business to Purchaser on the Closing Date (with the understanding that such Representatives shall not participate in the management or operation of the Business).  Without limiting the foregoing, such Representatives shall be provided reasonable access, time and space to the facilities and personnel of the Business in connection with such transition matters, and shall meet on a periodic basis with Representatives of Seller so that the Business, to the greatest degree possible, will be able to function as a stand-alone basis as of the Closing Date.  Such Representatives of Purchaser shall be subject to any reasonable security requirements and other policies as Seller may impose and shall be covered at all times by insurance policies of Purchaser or an affiliate of Purchaser.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable judgment: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement (provided that Seller will use commercially reasonable efforts to obtain third party waivers or consents that may be required and upon which Seller is relying to withhold such information).  Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers or Employees of, the Business and Purchaser shall have no right to perform invasive or subsurface investigations of the Leased Real Property.  Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”); provided, however, that no such Schedule Supplement shall be deemed to be modify the Disclosure Schedules for the purposes of Article VII or Article VIII.

Section 6.04 Employees and Employee Benefits.

(a) Purchaser shall, or shall cause an Affiliate of Purchaser to, offer employment to (or where required by law, to continue the employment of), effective as of the day following the Closing Date, all Employees listed on Section 4.15(a) of the Disclosure Schedules (to the extent such Employees continue to be employed by Seller through the Closing), including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence, except for those Employees listed on Section 6.04(a) of the Disclosure Schedules (the Employees who accept such employment and commence employment on the day following the Closing Date (or whose employment automatically transfers by operation of law), being the “Transferred Employees”).  Within five (5) Business Days after the Closing Date, Purchaser shall provide Seller a written notice setting forth the names of all Employees listed on Section 4.15(a) of the Disclosure Schedules (except those listed on Section 6.04(a) of the Disclosure Schedules) who either were not offered employment by Purchaser or who did not accept Purchaser’s offer of employment.

(b) During the period commencing on the Closing Date and ending on December 31, 2013 (or if earlier, the date of the Transferred Employee’s termination of employment with Purchaser or an Affiliate of Purchaser), Purchaser shall, or shall cause an Affiliate of Purchaser to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing; and (iii) retirement and welfare benefits that are no less favorable in the aggregate (excluding, for the purpose of such determination, any equity based compensation, any defined benefit pension plans and any severance plans) than those provided by Seller immediately prior to the Closing.

(c) With respect to any employee benefit plan, severance policy, or vacation, sick, holiday or other paid leave policy maintained by Purchaser or an Affiliate of Purchaser (collectively, “Purchaser Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing or as soon as administratively practicable thereafter, Purchaser shall, or shall cause its Affiliate to take the following actions:

(i) recognize all service of the Transferred Employees with Seller, as if such service were with Purchaser, for vesting, eligibility and accrual purposes, except to the extent that such recognition would result in a duplication of benefits or such service was not recognized under the corresponding plan or policy;

(ii) enable Transferred Employees to direct tax-deferred rollovers of their outstanding plan loans from Seller’s Qualified Benefit Plans to one or more tax-qualified defined contribution plans maintained by Purchaser;

(iii) to the extent permitted by the third party administrators of any Purchaser Benefit Plan, waive all limitations as to pre-existing condition exclusions and waiting periods applicable to such employees to the same extent such exclusions and waiting periods would have been waived or would otherwise not be excluded or required under the plans in which such employees were participating immediately prior to the Closing; and

(iv) to the extent permitted by the third party administrators of any Purchaser Benefit Plan, credit all deductibles and co-pays under any of Seller’s health plans, during the applicable plan year that includes the Closing, towards deductibles and co-pays under the health plan of Purchaser or one of Purchaser’s Affiliates.

(d) Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans.

(e) Purchaser and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Purchaser that is consistent with the requirements of Section 6.04(b), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Purchaser shall be liable and hold Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Transferred Employee for any events occurring after the Closing Date; and (ii) any claims relating to the employment of any Transferred Employee arising following the Closing.

(f) Purchaser shall indemnify and hold harmless Seller with respect to any liability under the WARN Act or other similar applicable law arising from the actions (or in actions) of Purchaser or its Affiliates after the Closing Date, and Seller shall indemnify and hold harmless Purchaser with respect to any liability under the WARN Act or other similar applicable law arising from the actions (or in actions) of Seller or its Affiliates prior to the Closing Date.

(g) For a period of seven (7) years from and after the Closing, Purchaser shall use commercially reasonable efforts to make available to Seller upon reasonable notice, but in no event to be less than twenty-four (24) hours’ notice, the Transferred Employees for the purposes of assisting Seller with any then-ongoing litigation of Seller or any of Seller’s Affiliates; provided, however, that (i) this Section 6.04(g) shall not apply to any litigation that is adverse to Purchaser or the interests of the Business, (ii) if any Transferred Employee does not wish to assist Seller, Purchaser shall have no obligation to take any action to cause such Transferred Employee to assist Seller, (iii) Purchaser may refuse to make any Transferred Employee available if doing so would adversely affect the Business and (iv) Seller shall bear all costs and expenses of any such assistance that is provided, including reimbursing Purchaser for such Transferred Employee’s time away from employment in the Business.

(h) Seller and Purchaser shall cooperate and coordinate all employee-related Tax withholding and reporting for calendar year 2013.  Without limiting the generality of the foregoing, with respect to all Transferred Employees in the United States, Seller will cooperate with Purchaser and Purchaser’s agents to provide Purchaser the payroll tax records required by federal and state agencies necessary for Purchaser to optimize federal and state payroll tax law relating to successor-in-interest transactions, including the transactions contemplated by this Agreement.  Such cooperation shall include, but shall not be limited to, providing Purchaser and its agents with the following: (i) an executed release form granting permission to Purchaser and its agents to obtain quarterly payroll data from all states within which the Business was conducted by Seller; (ii) if required by state taxing agencies, signatures (or notarized signatures) necessary to grant permission for Purchaser and its agents to file for transfers of experience of payroll tax accounts in states which require a signed release by the predecessor employer; and (iii) the most recent Annual 940 Report (including Schedule A), and most recent years “tax rate notices” received from individual state agencies; (iv) copies of all quarterly wage detail reports filed with individual state agencies in the calendar year through the Closing Date.  If Seller used an outside payroll tax administrator, then Seller will provide Purchaser with a contact person at such payroll tax administrator and hereby grants to Purchaser permission to have access to relevant successor-in-interest reports from such payroll tax administrator (e.g., state tax rate notices, state quarterly contribution reports, W2s and federal recap reports such as 940 and 941).

(i) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Purchaser or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05 Confidentiality. Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.  Upon the Closing, the Confidentiality Agreement shall terminate and Seller shall thereafter hold any confidential information relating to the Business in strict confidence and shall not use any such confidential information for any commercial purpose or for any purpose adverse to the interests of Purchaser or the Business.

Section 6.06 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all Permits from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate reasonably with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  Without limiting the foregoing, from and after the date hereof and continuing until all such Permits to be obtained by Purchaser in connection with the operation of the Business as conducted on the Closing Date have been obtained, Seller will provide to Purchaser reasonable and timely access and information relating to the identity, jurisdiction, holder (whether an entity or an individual) and history of all Permits used, or held for use, in the conduct of the Business, and will provide Polly Foote’s services to reasonably assist Purchaser in Purchaser’s acquisition of same.  Purchaser will promptly (and in no event later than two (2) Business Days after the date hereof) engage CT, at Purchaser’s sole cost, to assist Purchaser in its acquisition of the Permits necessary to operate the Business.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Without limiting the generality of the parties’ undertakings pursuant to this Section 6.06, each party shall use its commercially reasonable efforts to close the transactions contemplated by this Agreement as promptly as possible.

(c) Seller shall use commercially reasonable efforts to give notices to, and obtain consent from Automobile Lessor with respect to the assignment of the Automobile Lease hereunder.

Section 6.07 IT Set-Up Costs.  Except as set forth in the Transition Services Agreement and as otherwise agreed upon in writing by the parties in advance, Purchaser shall be responsible for one-time information technology (“IT”) set-up costs (“Set-Up Costs”) for Purchaser to operate the Business as it has been operated immediately prior to the date hereof and the data conversion of Business related information thereto.  For the avoidance of doubt, Purchaser shall not be responsible for any Set-Up Costs incurred by Seller or any of its Affiliates unless such Set-Up Costs have been incurred at Purchaser’s request or with Purchaser’s prior  written consent.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims (including any Tax claims) made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Purchaser shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) provide Seller’s Representatives (at Seller’s expense) with such information relating to the Business for any period prior to the Closing as Seller may reasonably request, provided that Purchaser shall not be obligated to provide any information pursuant to this Section 6.08(a)(ii) for any purpose adverse to Purchaser’s interests.

(b) In order to facilitate the resolution of any claims (including any Tax claims) made by or against or incurred by Purchaser after the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) provide Purchaser’s Representatives (at Purchaser’s expense) with such information relating to the Business for any period prior to the Closing as Purchaser may reasonably request, provided that Seller shall not be obligated to provide any information pursuant to this Section 6.08(b)(ii) for any purpose adverse to Seller’s interests.

(c) Following the Closing, for purposes of satisfying US Seller’s periodic reporting requirements under the Exchange Act and the rules promulgated thereunder, Purchaser shall, and shall cause it Affiliates to:  (i) provide US Seller and its authorized Representatives with such information, subject to applicable Laws relating to the sharing of information, concerning the Business prior to the Closing Date as US Seller may reasonably request; provided however, that any such furnishing of information shall be provided at Seller’s expense.

(d) Neither Purchaser nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 No Shop.  Seller agrees that from the date hereof until the earlier of the termination of this Agreement as provided herein or the completion of the Closing hereunder, Seller shall not, directly or indirectly, initiate, work on, consider, solicit, encourage, provide any information with respect to, negotiate and/or discuss any other offers, or enter into any agreements, relating to the acquisition of the equity or assets of Seller relating to the Business, whether through purchase or sale of assets, merger, stock acquisition or otherwise (other than sales of Inventory in the ordinary course of business).

Section 6.10 Satisfaction of Conditions Precedent.  From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts, or such greater efforts expressly required of a party hereto pursuant to Article VI or Article VII, to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall reasonably cooperate as to the timing and contents of any such announcement.  The foregoing notwithstanding, after the issuance of any public announcement that has been approved by the parties, either party may make further public announcements that are consistent with such public announcement (and do not contain any non-public information concerning the transactions contemplated hereby) without the need for any further consent from the other party.

Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

Section 6.13 Transfer Taxes.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the US Purchased Assets and the assumption of the US Assumed Liabilities shall be borne and paid one-half by Seller and one-half by US Purchaser.  Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(b) To the extent any Canadian federal and provincial sales Taxes (including any goods and services tax / harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) (“GST”), provincial retail sales tax imposed pursuant to Provincial Sales Tax Act (Saskatchewan) and Retail Sales Tax Act (Manitoba) (collectively, “PST”), and Quebec sales tax imposed under an Act respecting the Quebec sales tax (“QST”), land transfer taxes, registration fees and all other similar Taxes and fees of any jurisdiction in connection with the transactions contemplated by this Agreement, (collectively, “CAN Transfer Taxes”) are recoverable (by way of refund, credit or otherwise) by CAN Purchaser from the relevant Governmental Authority pursuant to the applicable CAN Transfer Tax law(s), such CAN Transfer Taxes payable on the sale of the CAN Purchased Assets and the assumption of the CAN Assumed Liabilities shall be borne by CAN Purchaser to the extent of such recovery.  Any CAN Transfer Taxes that are not recoverable (by way of refund, credit or otherwise) by CAN Purchaser from the relevant Governmental Authority pursuant to the applicable CAN Transfer Tax law(s) shall be borne and paid one-half by Seller and one-half by CAN Purchaser.  For greater certainty, the GST, QST and PST shall be paid and remitted in the manner provided in Section 6.15 and Section 6.16.

Section 6.14 Tax Election.  If applicable, CAN Purchaser and CAN Seller shall in a timely fashion jointly execute an election under section 22 of the ITA and any equivalent provision of applicable provincial tax legislation as to the sale of the accounts or notes receivable to be purchased hereunder, will designate therein the applicable portion of the Purchase Price for such accounts or notes receivable as the consideration paid by CAN Purchaser therefore and will each file such election with the Canada Revenue Agency or the applicable provincial tax authorities with their respective income tax returns for their respective taxation years that include the Closing Date.  The CAN Purchaser and the CAN Seller shall, if applicable, jointly execute and file an election under subsection 20(24) of the ITA in the manner required by subsection 20(25) of the ITA and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the ITA and under any other applicable provincial or territorial statute, as to such amount paid by the CAN Seller to the CAN Purchaser for assuming future obligations. In this regard, the CAN Purchaser and the CAN Seller acknowledge that a portion of the Purchased Assets transferred by the CAN Seller pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the ITA and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by the Seller as a payment for the assumption of such future obligations by the Purchaser.

Section 6.15 GST-QST Election.

(a) CAN Seller hereby represents and warrants to CAN Purchaser that it is registered for purposes of Part IX of the Excise Tax Act (Canada) (the “GST Legislation”) and for the purposes of an Act respecting the Quebec sales tax (the “QST Legislation”) and that its GST registration number is 892793571 RT0001 and its QST registration number is 1206498745 TQ0001 .

(b) CAN Purchaser will, prior to the Closing, register for purposes of the GST Legislation and the QST Legislation, and will at or prior to the Closing deliver to Seller in writing CAN Purchaser’s GST registration number QST registration number.

(c) CAN Seller and CAN Purchaser shall jointly execute an election under subsection 167(1) of the GST Legislation and section 75 of the QST Legislation in the forms prescribed for such purposes such that the sale of the CAN Purchased Assets by CAN Seller will take place without payment of any GST or QST. CAN Purchaser shall file the election forms referred to above with the Canada Revenue Agency and/or Revenu Québec, together with CAN Purchaser's GST and QST returns for its GST and QST reporting period during which the transaction of purchase and sale contemplated herein occurs. Notwithstanding anything to the contrary in this Agreement, CAN Purchaser shall indemnify and hold harmless CAN Seller, its officers, directors and controlling persons in respect of any GST, QST, penalties, interest and other amounts which may be assessed against CAN Seller as a result of the Purchaser’s failure to file the elections within the prescribed time.

Section 6.16 Canadian PST.

(a) CAN Purchaser shall remit to the appropriate Governmental Authority any PST payable in connection with the sale and purchase of the CAN Assets under this Agreement within the time and in the manner required under the applicable PST legislation.  The parties shall cooperate and make any necessary arrangements to ensure that the PST is properly remitted and is borne equally by CAN Purchaser and CAN Seller.

(b) In respect of the sale and purchase of the CAN Purchased Assets under this Agreement, from and after date hereof, CAN Seller shall co-operate with CAN Purchaser in making filings to obtain copies of any clearance certificates pursuant to section 6 of the Retail Sales Tax Act (Ontario), section 99 of the Social Service Tax Act (British Columbia), section 51 of the Revenue and Financial Services Act (Saskatchewan), section 45 of the Tax Administration and Miscellaneous Taxes Act (Manitoba) and any equivalent or corresponding provisions under any other applicable provincial or territorial Laws and will use commercially reasonable efforts to obtain all such clearance certificates prior to the Closing. If and to the extent that any such certificates are not obtained prior to the Closing Date, CAN Seller shall continue to use commercially reasonable efforts to obtain all such certificates after the Closing Date. CAN Seller shall indemnify and defend CAN Purchaser from, and hold CAN Purchaser harmless from, all Losses that CAN Purchaser may suffer or incur as a result of, or in connection with, any failure to obtain any such clearance certificate.

Section 6.17 Insurance.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the sole responsibility for obtaining insurance coverage for the Business effective as of the Closing and agrees that it will not seek recovery for claims arising after Closing under the insurance policies of Seller or any Affiliate of Seller; provided, however, that to the extent that any insurance policy of Seller or any Affiliate of Seller provides coverage on an “occurrence” basis, any claims covered by such policies that are based on matters that occurred prior to the Closing may be presented for payment under such policies.

Section 6.18 Non-Compete; Non-Solicit.

(a) In order to protect the goodwill of the Business for Purchaser, for a period of five (5) years following the Closing, US Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly (including, as an owner, investor, partner, licensor, joint venture or otherwise), compete with the Business in the United States.  In order to protect the goodwill of the Business for Purchaser, for a period of five (5) years following the Closing, CAN Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly (including, as an owner, investor, partner, licensor, joint venture or otherwise), compete with the Business in Canada.  For the avoidance of doubt, this Section 6.18(a) shall not preclude Seller from continuing to conduct its EAS, Alpha, ALS and RFID businesses following the Closing.

(b) For a period of two (2) years following the Closing, US Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit, offer employment to any Transferred Employee located in the United States; provided, however, that the foregoing shall not prohibit Seller from general solicitations for employees that are not directed at Transferred Employees.  For a period of two (2) years following the Closing, CAN Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit, offer employment to any Transferred Employee located in Canada; provided, however, that the foregoing shall not prohibit Seller from general solicitations for employees that are not directed at Transferred Employees.  For a period of two (2) years following the Closing, Purchaser shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or offer employment to any employee of Seller or of any Affiliate of Seller; provided, however, that the foregoing shall not prohibit Purchaser from general solicitations for employees that are not directed at the employees of Seller or Seller’s Affiliates.

(c) The parties hereto acknowledge that the restrictions in this Section 6.18 are fair and reasonable and are necessary to protect the goodwill of their respective businesses.  If any provision of this Section 6.18 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court to the extent required to make such provision enforceable, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions, and if a court finds the full scope of the covenant to be unenforceable, the court should redefine the covenant so as to provide the fullest extent of its terms and conditions permitted under applicable Law.

(d) In the event of any breach, or threatened breach, of this Section 6.18, Purchaser or Seller, as the case may be, shall, in addition to any other rights and remedies that it may have at Law, be entitled (i) to equitable relief, including preliminary and permanent injunctive relief, and the remedy of specific performance with respect to such breach or threatened breach as may be available from any court of competent jurisdiction and (ii) in any action to enforce such provisions to recover its reasonable attorneys' fees incurred in connection with any such enforcement activities if such party is the prevailing party, and each of Seller and Purchaser hereby waives any requirement for the securing or posting of a bond in connection with seeking any such equitable relief.

Section 6.19 Excluded A/R and Excluded A/P.  Without limiting Seller’s obligation under Section 6.01, Seller shall not grant any concessions, settle any claims or take any similar action with respect to the Excluded A/R or the Excluded A/P, that would be reasonably likely to increase the dollar value of the Assumed Liabilities or decrease the dollar value of the Purchased Assets.

Section 6.20 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.21 CAN Purchaser.  No later than five Business Days after the date of this Agreement, US Purchaser (a) shall cause CAN Purchaser to be organized as a corporation under the laws of the province of Nova Scotia and (b) shall deliver to Seller a “Counterpart Signature Page and Joinder Agreement” in the form attached to this Agreement duly executed by CAN Purchaser.  Upon the delivery of such “Counterpart Signature Page and Joinder Agreement”  CAN Purchaser (i) shall become a party to this Agreement as if it were an original signatory thereto, (ii) shall be deemed to have made all of the representations and warranties of CAN Purchaser herein and (iii) shall expressly assume and agree to perform and discharge all of the obligations and liabilities of CAN Purchaser hereunder.

ARTICLE VII

Conditions to Closing

Section 7.01 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Purchaser counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a) to which the applicable Seller is a party duly executed by the applicable Seller.

(d) Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.01(a), Section 7.01(b) and Section 7.01(f) have been satisfied (the “Seller Closing Certificate”).

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(f) There has been no event, occurrence or development (including the absence of Permits except to the extent, with respect to any such Permits, that Purchaser is to be provided access to or utilization of Seller’s Permits in the conduct of the Business pursuant to the Transition Services Agreement and such access or utilization is permitted under applicable Law)  that has had, or that could reasonably be anticipated to have, a Material Adverse Effect.

(g) The consents set forth on Section 7.01(g) of the Disclosure Schedules shall have been duly obtained and shall be in full force and effect.

Section 7.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Purchaser contained in Article V shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Purchaser shall have delivered to Seller letter referred to in Section 3.02(b)(i) confirming that US Purchaser and CAN Purchaser will pay the Initial Cash Purchase Price, as adjusted pursuant to Section 2.06(b), by wire transfer of immediately available funds on the first Business Day after the Closing Date as required by Section 2.05(b), and Purchaser shall have delivered to Seller or Seller shall otherwise have received counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b) to which the applicable Purchaser is a party duly executed by the applicable Purchaser.

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Purchaser Closing Certificate”).

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

ARTICLE VIII

Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall terminate on the Closing Date.  The covenants and agreements of this Agreement shall survive the Closing until fully performed.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing, US Seller and CAN Seller shall, jointly and severally, indemnify each of the Purchaser Indemnitees against, and shall hold each of the Purchaser Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(b) any Excluded Liability.

Section 8.03 Indemnification By Purchaser. Subject to the other terms and conditions of this Article VIII, from and after the Closing, US Purchaser and CAN Purchaser shall, jointly and severally, indemnify each of the Seller Indemnitees against, and shall hold each of the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Seller Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement; or

(b) any Assumed Liability.

Section 8.04 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in this Article VIII shall be subject to the following limitations:

(a) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim.

(b) In no event shall any Indemnifying Party be (i) entitled to recovery for any claim that has been taken into account and adequately compensated pursuant to Section 2.05 (it being the intent of the parties to avoid “double-counting”) or (ii) liable to any Indemnified Party for any punitive damages or any damages for loss of business reputation relating to the breach or alleged breach of this Agreement.

Section 8.05 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party written notice thereof within thirty (30) days of receiving notice of the assertion or commencement of such action, suit, claim or other legal proceeding.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  In the event the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, and/or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate reasonably with each other in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by providing the Indemnifying Party written notice of the Direct Claim within thirty (30) days after making a determination that the Indemnified Party has a Direct Claim against the Indemnifying Party.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party as well as a reference to the provision(s) of this Agreement in respect of which such right of indemnification is claimed or has arisen. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Adjustment to Purchase Price. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price, unless otherwise required by Law, with the proportion thereof to be allocated to the Purchased Assets sold by US Seller and purchased by US Purchaser on the one hand and to the Purchased Assets sold by CAN Seller and purchased by CAN Purchaser on the other hand to be as may be reasonably determined in good faith by the parties hereto, taking into account the nature, components and relevant jurisdictions, at or about the time of such payment, of the amounts and claims being indemnified.

Section 8.07 Exclusive Remedies.  The parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.  Without limiting the foregoing, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser or Seller, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE IX

Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of US Seller and US Purchaser;

(b) by US Purchaser by written notice to US Seller if:

(i) Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by the Termination Date; or

(ii) any of the conditions set forth in Section 7.01 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by US Seller by written notice to US Purchaser if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Purchaser by the Termination Date; or

(ii) any of the conditions set forth in Section 7.02 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by US Purchaser or US Seller in the event that:

(i) except as addressed in the Transition Services Agreement with respect to Permits, there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 6.05 and Article X; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE X

Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.13), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to Imperial Capital, LLC.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) if sent by a nationally recognized overnight delivery service, on the first Business Day following delivery to such nationally recognized overnight delivery service; (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to US Seller or CAN Seller:	Checkpoint Systems, Inc. 101 Wolf Drive Thorofare, NJ 08086 Facsimile: 856-848-5297 Attention: General Counsel
with a copy to:	Stradley, Ronon, Stevens & Young, LLP 30 Valley Stream Parkway Malvern, PA 19355 Facsimile: 610-640-1965 Attention: Thomas G. Harris, Esq.
If to US Purchaser or CAN Purchaser:	c/o Platinum Equity Advisors, LLC 360 N. Crescent Drive, South Building Beverly Hills, CA 90210 Facsimile: (310) 712-1863 Attention: General Counsel
with a copy to:	Bingham McCutchen LLP 600 Anton Boulevard, Suite 1800 Costa Mesa, CA 92626 Facsimile: (714) 830-0726 Attention: James W. Loss, Esq.
Section 10.03 Interpretation. For purposes of this Agreement, (a) unless the context otherwise requires, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references to the masculine gender includes the feminine and the neuter genders and vice versa. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction, which shall be given full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, such term or provision shall be deemed modified to the extent necessary to render it valid and enforceable.

Section 10.06 Entire Agreement. This Agreement, including the exhibits and Disclosure Schedules hereto, the other Transaction Documents, and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.07 Schedules and Exhibits.  Notwithstanding any provision to the contrary in this Agreement, the disclosures made by a party in any Section of the Disclosure Schedules to this Agreement shall apply (notwithstanding the absence of any express cross-reference) with the same force and effect to each other Section hereof to which it is reasonably apparent that such disclosures should apply.  The inclusion of any item on any Section of the Disclosure Schedules shall not constitute an admission that such item is material or that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and to set forth other information required by the Agreement.  Certain matters reflected in the Disclosure Schedules may not necessarily be required by the Agreement to be reflected in the Disclosure Schedules, and to the extent that any such additional matters are included, they are included for informational purposes only and no representation or warranty is given with respect to such additional information. The Disclosure Schedules to this Agreement are qualified in their entirety by reference to specific provisions of this Agreement.  Summaries of, or references to, actual documents and other materials in the Disclosure Schedules are qualified in their entirety by the full text of such documents.  Except as expressly set forth on the Disclosure Schedules and Exhibits, the definitions contained in the Agreement are incorporated into the Disclosure Schedules and Exhibits by reference.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Seller nor Purchaser may assign its rights or obligations hereunder without the prior written consent of US Purchaser and US Seller, respectively, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Purchaser may, without the need for any consent from Seller, (i) make a collateral assignment of its rights under this Agreement to any lender to the Business and (ii) assign any or all of its rights or obligations under this Agreement to any Affiliate or to any subsequent purchaser of all or any substantial portion of the Business acquired by such Purchaser pursuant to this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHECKPOINT SYSTEMS, INC.
By: /s/Raymond D. Andrews Name: Raymond D. Andrews Title: Chief Financial Officer & SVP

CHECKPOINT SYSTEMS CANADA, ULC
By: /s/Raymond D. Andrews Name: Raymond D. Andrews Title: Chief Financial Officer & SVP

[Counterpart Signature Page of US Purchaser to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHECKVIEW INTERMEDIATE HOLDING II CORPORATION
By: /s/Eva M. Kalawski Name: Eva M. Kalawski Title: Vice President and Secretary

[Counterpart Signature Page and Joinder Agreement to Asset Purchase Agreement]

The undersigned, CHECKVIEW ULC, a Nova Scotia corporation, is executing and delivering this Counterpart Signature Page and Joinder Agreement as contemplated by that certain Asset Purchase Agreement dated as of March 19, 2013 (the “Asset Purchase Agreement”), by and among CHECKPOINT SYSTEMS, INC., CHECKPOINT SYSTEMS CANADA, ULC and CHECKVIEW INTERMEDIATE HOLDING II CORPORATION, a Delaware corporation.  By its signature below, the undersigned (i) agrees to become a party to the Asset Purchase Agreement as if it were an original signatory thereto as “CAN Purchaser”, (ii) makes all of the representations and warranties of CAN Purchaser therein and (iii) expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of CAN Purchaser thereunder.  All references to “Purchaser” in the Asset Purchase Agreement shall mean, collectively, US Purchaser and CAN Purchaser.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Signature Page and Joinder Agreement to be executed as of March 27, 2013 by the undersigned officer of CAN Purchaser, thereunto duly authorized.

CHECKVIEW ULC
By: /s/Eva M. Kalawski Name: Eva M. Kalawski Title: Vice President and Secretary